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                                  PRESS RELEASE

                            UNITED COMMUNITY BANCORP
                 ANNOUNCES CASH DIVIDEND AND ANNUAL MEETING DATE

      Lawrenceburg, Ind., July 23, 2009 - United Community Bancorp (the "Company") (Nasdaq: UCBA) today announced that its Board of Directors declared a quarterly cash dividend of $0.10 per share, payable on or about August 31, 2009, to stockholders of record as of the close of business on August 10, 2009. United Community MHC, the Company's mutual holding company parent, will waive receipt of the dividend.

      The Company also announced today that its Annual Meeting of Stockholders will be held at 9:30 a.m., local time, on Thursday, November 12, 2009 at the Dearborn Adult Center, 311 W. Tate Street, Lawrenceburg, Indiana.

      United Community Bancorp is the parent company of United Community Bank. United Community Bank is a federally chartered savings bank offering traditional services and products from its main office and five branch offices in Dearborn County, Indiana.


Contact: United Community Bancorp
         William F. Ritzmann, President and Chief Executive Officer
         (812) 537-4822